Exhibit 99.1

Report of Independent Auditors

The Board of Directors and the Stockholders

Morphimmune, Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of Morphimmune, Inc., which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Morphimmune, Inc. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Morphimmune, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Morphimmune, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

Exercise professional judgment and maintain professional skepticism throughout the audit.

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

1

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Morphimmune, Inc.’s internal control. Accordingly, no such opinion is expressed.

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Morphimmune, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Moss Adams LLP

Seattle, Washington

August 8, 2023

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MORPHIMMUNE INC.

BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash	$7,151	$4,426
Prepaid expenses and other current assets	117	45
Total current assets	7,268	4,471
Property and equipment, net	11	—
Total assets	$7,279	$4,471
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$439	$601
Accrued liabilities	248	316
Convertible notes payable	—	7,257
Total current liabilities	687	8,174
Other noncurrent liabilities	103	10
Total liabilities	790	8,184
Commitments and contingencies (Note 5)
Convertible preferred stock, $0.0001 par value, 11,466,830 and zero shares authorized at December 31, 2022 and 2021, respectively; 10,434,184 and zero shares issued and outstanding at December 31, 2022 and 2021, respectively (aggregate liquidation preference of $17,135 at December 31, 2022)	17,450	—
Stockholders’ deficit:
Common stock, $0.0001 par value; 28,000,000 and 10,000,000 shares authorized at December 31, 2022 and 2021, respectively; 8,391,225 and 8,890,000 shares issued and outstanding at December 31, 2022 and 2021, respectively	1	1
Additional paid-in capital	233	3
Accumulated deficit	(11,195)	(3,717)
Total stockholders’ deficit	(10,961)	(3,713)
Total liabilities, convertible preferred stock and stockholders’ deficit	$7,279	$4,471

The accompanying notes are an integral part of these financial statements.

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MORPHIMMUNE INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,
	2022	2021
Operating expenses
Research and development	$4,172	$509
General and administrative	3,256	1,560
Total operating expenses	7,428	2,069
Loss from operations	(7,428)	(2,069)
Change in fair value of convertible notes	(45)	(744)
Other expense, net	(5)	—
Net loss and comprehensive loss	$(7,478)	$(2,813)

The accompanying notes are an integral part of these financial statements.

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MORPHIMMUNE INC.

STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2020	—	$—	8,250,000	$1	$—	$(904)	$(903)
Issuance of common stock upon the exercise of options	—	—	1,065,000	—	—	—	—
Issuance of restricted common stock	—	—	700,000	—	—	—	—
Repurchase of unvested restricted common stock	—	—	(1,125,000)	—	—	—	—
Vesting of early exercised shares and restricted common stock	—	—	—	—	3	—	3
Net loss	—	—	—	—	—	(2,813)	(2,813)
Balances at December 31, 2021	—	—	8,890,000	1	3	(3,717)	(3,713)
Issuance of Series A preferred stock, net of issuance costs of $185	5,723,349	10,148	—	—	—	—	—
Issuance of Series A-1 preferred stock upon conversion of notes	4,710,835	7,302	—	—	—	—	—
Issuance of restricted common stock	—	—	—	—	—	—	—
Repurchase of unvested restricted common stock	—	—	(498,775)	—	—	—	—
Stock-based compensation	—	—	—	—	225	—	225
Vesting of early exercised shares and restricted common stock	—	—	—	—	5	—	5
Net loss	—	—	—	—	—	(7,478)	(7,478)
Balances at December 31, 2022	10,434,184	$17,450	8,391,225	$1	$233	$(11,195)	$(10,961)

The accompanying notes are an integral part of these financial statements.

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MORPHIMMUNE INC.

STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(7,478)	$(2,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2	—
Acquired in-process research and development	400	—
Stock-based compensation expense	225	—
Change in fair value of convertible notes	45	744
Changes in assets and liabilities:
Prepaid expenses and other current assets	(108)	(5)
Accounts payable	(126)	149
Accrued and other liabilities	(105)	311
Net cash used in operating activities	(7,145)	(1,614)
Cash flows from investing activities
Purchases of property and equipment	(13)	—
Acquisition of in-process research and development assets	(200)	—
Net cash used in investing activities	(213)	—
Cash flows from financing activities
Proceeds from issuance of convertible notes payable	—	5,700
Proceeds from issuance of restricted common stock and issuance of common stock upon exercise of stock options	—	18
Proceeds from issuance of preferred stock, net of issuance costs	10,088	—
Repurchase of unvested restricted common stock	(5)	—
Net cash provided by financing activities	10,083	5,718
Net increase in cash	2,725	4,104
Cash, beginning of the year	4,426	322
Cash, end of the year	$7,151	$4,426
Supplemental non-cash investing and financing activities
In-process research and development asset purchases in accrued liabilities and other noncurrent liabilities	$200	$—
Conversion of convertible notes and accrued interest into preferred stock	$7,302	$—
Issuance of convertible preferred stock to service provider	$60	$—
Deferred issuance costs in accounts payable	$—	$36

The accompanying notes are an integral part of these financial statements.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Description of Business

Morphimmune Inc. (“Morphimmune” or the “Company”) was incorporated in the state of Delaware on January 28, 2020. Morphimmune is a preclinical biotechnology company focused on developing targeted oncology therapeutics. The Company’s Targeted Effector platform uses small molecule ligands to selectively deliver drug payloads to diseased cells. The Company believes this approach reduces toxicity and increases the efficacy of effector molecules, thereby improving outcomes for patients. Through December 31, 2022, the Company has been primarily engaged in business planning, research and development, personnel recruitment, and raising capital.

Liquidity

The Company has incurred significant losses and negative cash flows from operations since inception. As of December 31, 2022, the Company had an accumulated deficit of $11.2 million and cash of $7.2 million. The Company has not generated any product revenue to date and does not expect to generate product revenue until it successfully completes development and obtains regulatory approval for at least one of its product candidates. From inception to date, the Company has financed its operations primarily through the sale and issuance of convertible notes and convertible preferred stock. In May 2023, the Company received aggregate gross proceeds of $15.0 million from the issuance of its Series A-2 preferred stock (See Note 12 — Subsequent Events). The Company anticipates that it will continue to incur net losses and negative operating cash flows for the foreseeable future. Management believes that the Company’s current cash, combined with the net proceeds from its Series A-2 preferred stock financing, are adequate to meet its needs for at least the next twelve months. However, the Company may need to borrow funds or raise additional equity to achieve its longer-term business objectives.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting periods. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates in the Company’s financial statements relate to the valuation of convertible preferred stock and common stock, the valuation of stock options, and the fair value of convertible notes.

Risks and Uncertainties

The Company is subject to all of the risks inherent in an early-stage company developing new medical drugs. These risks include, but are not limited to, the need for substantial additional financing, limited management resources, dependence upon medical acceptance of the product in development, regulatory approvals, successful clinical trials, availability and willingness of patients to participate in human trials, and competition in the pharmaceutical industry. The Company’s operating results may be materially affected by the foregoing factors.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash. Cash is deposited in a checking account at one financial institution, which may at times exceed federally insured limits. The Company limits its credit risk associated with cash by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash and believes it is not exposed to significant credit risk on its cash balances.

Fair Value Option

The convertible promissory notes issued in 2020 and 2021 (See Note 7 — Convertible Notes), for which the Company elected the fair value option, are accounted for at fair value on a recurring basis with changes in fair value recognized in the statements of operations and comprehensive loss. The Company’s policy is to report a single non-operating income (expense) line item to record fair value adjustments on convertible notes and does not report interest expense as a separate line item in the statements of operations and comprehensive loss. The portion of the total fair value change attributable to instrument-specific credit risk is recorded through other comprehensive loss. No portion of the total change in fair value resulted from a change in an instrument-specific credit risk. As a result of applying the fair value option, direct costs and fees related to the convertible notes were recognized in earnings as incurred and not deferred.

Property and Equipment, Net

Property and equipment, consisting of computers and equipment, are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Maintenance and repairs are charged to expense as incurred. Depreciation expense was immaterial during the year ended December 31, 2022.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future net undiscounted cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset. No impairment losses have been incurred to date.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement. For arrangements where the Company is the lessee, it recognizes a right-of-use (“ROU”) asset and operating lease liability on the balance sheet. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of remaining lease payments over the lease term. When the Company’s leases do not provide an implicit rate, the Company uses an estimated incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Operating lease expense is recognized on a straight-line basis over the lease term. Variable lease costs such as common area costs and property taxes are expensed as incurred. For real estate leases, the Company does not separate lease and non-lease components. The Company determines the lease term as the non-cancelable period of the lease and may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recorded on the balance sheet. As of December 31, 2022 and 2021, the Company did not have any leases with a term greater than 12 months. Short-term lease expense for the year ended December 31, 2022 was $26,000 and was not material for the year ended December 31, 2021. Initial direct costs related to obtaining leases during the years ended December 31, 2022 and 2021 were not material.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Research and Development

To date, research and development expenses have related primarily to discovery and in-licensing efforts and preclinical development of product candidates. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received. Research and development expenses include expenses related to license and sponsored research and development agreements; personnel-related expenses, including salaries, benefits, and stock-based compensation for personnel contributing to research and development activities; and preclinical costs, including laboratory supplies and costs related to compliance with regulatory requirements.

Acquired In-Process Research and Development

Acquired in-process research and development (“IPR&D”) includes payments made or due in connection with license agreements upon the achievement of development and regulatory milestones. The Company’s acquired IPR&D arose from its license agreement with Purdue University as discussed in Note 4 — License and Other Agreements.

The Company evaluates in-licensed agreements for IPR&D projects to determine if it meets the definition of a business and thus should be accounted for as a business combination. If the in-licensed agreement for IPR&D does not meet the definition of a business and the assets have not reached technological feasibility and therefore have no alternative future use, the Company expenses payments made under such license agreements as research and development expenses in its statements of operations. Payments for milestones achieved and payments for a product license prior to regulatory approval of the product are expensed in the period incurred. Payments made in connection with regulatory and sales-based milestones will be capitalized and amortized to cost of product sales over the remaining useful life of the asset.

Stock-Based Compensation

The Company estimates the fair value of stock options granted to employees and non-employees using the Black-Scholes option-pricing model. The fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. The Company also has restricted stock awards that vest upon the satisfaction of service-based conditions. The fair value of restricted stock awards is estimated based on the fair value of the Company’s common stock on the date of grant which is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are recognized as they occur.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based upon differences between the financial reporting and tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company assesses the likelihood of deferred tax assets being realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. For the Company, the ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. Based on the Company’s operations to date and the uncertainty as to the timing and amount of future taxable income, the Company has recorded a full valuation allowance in all periods and for all jurisdictions.

9

MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Financial statement effects of uncertain tax positions are recognized when it is more likely than not, based on the technical merits of the position, that it will be sustained upon examination. The Company evaluates uncertain tax positions on a regular basis. The evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit, and effective settlement of audit issues. Interest and penalties related to unrecognized tax benefits would be included within the income tax provision.

Comprehensive Loss

Comprehensive loss represents the change in the Company’s stockholders’ deficit from all sources other than investments by or distributions to stockholders. The Company has no items of other comprehensive loss; as such, net loss equals comprehensive loss.

Recently Adopted Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be reported as a single liability instrument with no separate accounting for embedded conversion features. This new standard also removes certain settlement conditions that are required for contracts to qualify for equity classification and simplifies the diluted earnings per share calculations by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in diluted earnings per share calculations. This new standard will be effective for the Company on January 1, 2024. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company early adopted this standard on January 1, 2021 using the full retrospective transition method. The adoption did not have a material impact on the Company’s financial statements.

3.	Fair Value Measurement

The Company determines the fair value of financial and non-financial assets and liabilities using the fair value hierarchy, which establishes three levels of inputs that may be used to measure fair value, as follows:

•	Level 1: Inputs which include quoted prices in active markets for identical assets and liabilities.

•	Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The carrying amounts of certain financial instruments, including cash, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate fair value due to their relatively short maturities.

The Company elected the fair value option to account for its convertible notes issued during 2020 and 2021. The fair value of the convertible notes was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

On issuance, the fair values of the 2020 Convertible Notes and 2021 Convertible Notes were determined to be equal to approximately $0.8 million and $5.7 million, respectively, which is the principal amount of the Convertible Notes. The estimated fair value of the Convertible Notes is determined based on a multiple scenario analysis that utilizes Monte Carlo simulations. The model includes assumptions related to the value of the instruments based on the estimated timings and amounts of future rounds of financing, sale of the Company, maturity of the notes, and an imputed discount rate based on estimated market interest rates. Further assumptions used in the Monte Carlo simulations are the equity value and outstanding balance of the notes as of the valuation date and the volatility of the Company’s underlying common stock to determine the market value of the invested capital upon a future financing date or upon a sale of the Company prior to or as of the maturity of the notes.

The following table provides a roll forward of the aggregate fair values of the convertible notes for which fair value was determined using Level 3 inputs (in thousands):

Balance as of December 31, 2020	$813
Proceeds from issuance of 2021 Convertible Notes	5,700
Change in fair value	744
Balance as of December 31, 2021	7,257
Change in fair value	45
Conversion into Series A-1 preferred stock	(7,302)
Balance as of December 31, 2022	$—

For the periods ended December 31, 2022 and 2021, the total change in fair value of $45,000 and $0.7 million, respectively, was recognized in the change in fair value of convertible notes in the statements of operations and comprehensive loss. No portion of the total change in fair value resulted from a change in an instrument-specific credit risk.

4.	License and Other Agreements

Purdue License Agreement

In January 2022, the Company entered into a license agreement (the “Purdue License Agreement”) with Purdue Research Foundation (“PRF”) pursuant to which the Company obtained a worldwide, royalty-bearing, transferable, exclusive license under certain patents rights to research, develop and commercialize products covered by such licensed patents.

The Company is required to pay PRF an upfront non-refundable fee of $0.4 million of which $0.2 million was paid upon execution of the agreement, $0.1 million will be payable in January 2023, and the remaining $0.1 million will be payable in January 2024. The Company is also required to pay tiered annual non-refundable maintenance fees beginning on the third anniversary of the Purdue License Agreement until commercialization. However, such maintenance fees will be creditable against any funding provided to Purdue University in the same annual period under the Sponsored Research Agreement as further discussed below. The Company is required to pay amounts up to $3.8 million in the aggregate upon achievement of specified events. Following commercialization, the Company will also be required to pay PRF a single-digit royalty on future net sales of licensed products and minimum annual royalty fees which will be creditable against the royalties due to PRF. Unless earlier terminated, the Purdue License Agreement will continue on a product-by-product and country-by-country basis until the expiration of the last valid claim covering the licensed product in such country.

The Company recorded the upfront fee of $0.4 million in research and development expense for the year ended December 31, 2022 as the license did not have alternative future use. As of December 31, 2022, $0.1 million of the unpaid portion of the upfront fee is recorded in accrued liabilities and the remaining $0.1 million is recorded in other noncurrent liabilities. Any potential future milestone or royalty payment amounts have not been accrued as of December 31, 2022 due to the uncertainty related to the successful achievement of these milestones.

11

MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Purdue Sponsored Research Agreement

In February 2022, the Company entered into a Sponsored Research Agreement with PRF and Purdue University effective October 2021 (the “Sponsored Research Agreement”). During the years ended December 31, 2022 and 2021, the Company recorded research and development expenses of $1.2 million and $0.2 million, respectively, related to this Sponsored Research Agreement in the accompanying statements of operations and comprehensive loss.

5.	Commitments and Contingencies

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. In addition, the Company has entered into indemnification agreements with its directors and certain officers that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. To date, no demands have been made upon the Company to provide indemnification under these agreements, and thus, there are no indemnification claims that the Company is aware of that could have a material effect on the Company’s balance sheets, statements of operations and comprehensive loss, or statements of cash flows.

Litigation

The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

6.	Income Taxes

The Company’s effective tax rate differs from the U.S. statutory tax rate primarily due to valuation allowances on the Company’s deferred tax assets in all jurisdictions as it is more likely than not that the Company’s deferred tax assets will not be realized.

The income tax provision differs from the amounts computed by applying the federal statutory income tax rate of 21% to pretax loss as follows:

	Year Ended December 31,
	2022	2021
	(in thousands)
U.S. Federal statutory rate on net loss	$(1,561)	$(496)
State and local taxes, net of federal benefit	(7)	(82)
Change in valuation allowance	1,584	542
Permanent differences	11	59
Research and development tax credits	(118)	(30)
Other, net	91	7
Provision for income taxes	$—	$—

12

MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

The following table presents the significant components of the Company’s deferred tax assets and liabilities:

	December 31,
	2022	2021
	(in thousands)
Deferred tax assets:
Net operating loss carryforwards	$1,200	$587
Research and development credits carryforwards	111	22
Charitable contributions	121	143
Capitalized research and development costs	858	—
Accrued expenses and other	61	15
Total deferred income tax assets	2,351	767
Less: valuation allowance	(2,351)	(767)
Net deferred tax assets	$—	$—

As of December 31, 2022, the Company had federal net operating loss (“NOL”) carryforwards of $5.2 million and state net operating loss carryforwards of $2.5 million, which may be available to reduce future taxable income. The entire federal NOL will carry forward indefinitely while state NOL carryforwards will begin to expire in 2037. As of December 31, 2022, the Company also had $0.1 million in research and development tax credit carryforwards which begin to expire in 2041. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence to ascertain whether it is more likely than not that deferred tax assets will be realized. Due to the Company’s losses, the Company believes that it is not more likely than not that all of the deferred tax assets can be realized as of December 31, 2022 and 2021. Accordingly, the Company has recorded a full valuation allowance against its deferred tax assets. The valuation allowance increased by $1.6 million and $0.5 million during the years ended December 31, 2022 and 2021, respectively.

The Company files income tax returns in the U.S. and various state and local jurisdictions. The statute of limitation is open for 2021 and forward for all jurisdictions, none of which are currently under examination by any tax authorities.

Federal and state laws impose substantial restrictions on the utilization of NOL and tax credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. Depending on the significance of past and future ownership changes, the Company’s ability to realize the potential future benefit of tax losses and tax credits that existed at the time of the ownership change may be significantly reduced.

As of December 31, 2022 and 2021, the Company had gross unrecognized tax benefits of $37,000 and $7,000, respectively. The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, within the provision for taxes in the statements of operations and comprehensive loss. Any adjustments to the Company’s uncertain tax positions would result in an adjustment of its deferred tax assets and valuation allowance rather than resulting in an impact on the effective tax rate. It is not expected that there will be any material change in the unrecognized tax benefits within the next 12 months.

Effective for tax years beginning after December 31, 2021, taxpayers are required to capitalize any expenses it incurred that are considered incidental to research and experimentation (R&E) activities under IRC Section 174. While taxpayers historically had the option of deducting these expenses under IRC Section 174, the December 2017 Tax Cuts and Jobs Act mandates capitalization and amortization of R&E expenses for tax years beginning after December 31, 2021. Expenses incurred in connection with R&E activities in the US must be amortized over a 5-year period, and R&E expenses incurred outside of the US must be amortized over a 15-year period. R&E activities are broader in scope than qualified research activities considered under IRC Section 41 (relating to the research tax credit). For the year ended December 31, 2022, the Company performed an analysis based on available guidance and determined that this change in law will decrease its taxable loss. The Company will continue to monitor this issue for future developments and its impact on taxable income. Due to the Company’s net operating loss and tax credit carryforwards, the federal tax return is subject to tax examinations since the Company’s inception.

13

MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

7.	Convertible Notes

2020 Convertible Notes

In February and December 2020, the Company issued two convertible promissory notes (the “2020 Convertible Notes”) to a new investor with an aggregate principal balance of $0.8 million and an interest rate of 2.8% per annum. The 2020 Convertible Notes had a maturity date of June 30, 2022.

The 2020 Convertible Notes are subject to automatic conversion upon a “Qualified Financing,” whereby the Company issues its equity securities and raises aggregate gross proceeds of at least $2.0 million (“Automatic Conversion”). The 2020 Convertible Notes are also subject to settlement by way of voluntary conversion upon (i) a “Non-Qualified Financing,” whereby the Company issues its equity securities and raises aggregate gross proceeds of less than $2.0 million; or (ii) upon a “Sale of the Company” defined as a merger or consolidation in which the stockholders of the Company own less than 50% voting power, or a sale, lease, transfer, exclusive license or other disposition of substantially all of the Company’s assets (“Optional Conversion”).

In the event of an Automatic Conversion or Optional Conversion, the outstanding principal and accrued interest balance (the “Outstanding Amount”) will be converted into the amount of equity securities sold by the Company in either the Qualified or Non-Qualified Financing, or common stock in the event of a Sale of the Company, as determined by dividing the Outstanding Amount by the conversion price equal to 80% of the price per share of the securities sold by the Company in either the Qualified or Non-Qualified Financing or 80% of the price per share of common stock to be paid in the Sale of the Company.

In June 2021, the 2020 Convertible Notes were amended to remove the voluntary conversion feature upon a Sale of the Company and added a mandatory repayment feature upon a Sale of the Company whereby the repayment amount would equal 150% of the Outstanding Amount.

Due to the various conversion and settlement features embedded within the 2020 Convertible Notes, the Company elected to account for the notes under the fair value option. As such, the 2020 Convertible Notes were initially recognized at their determined fair value of $0.8 million on the date of issuance and subsequently remeasured to fair value each reporting period until settlement (See Note 3 — Fair Value Measurement). Any change in fair value as a result of the June 2021 amendment was included in the fair value remeasurement as of December 31, 2021.

2021 Convertible Notes

During 2021, the Company issued a series of convertible promissory notes (the “2021 Convertible Notes”) to new investors with an aggregate principal balance of $5.7 million and an interest rate of 8.0% per annum. The 2021 Convertible Notes had a maturity date of December 31, 2022.

The 2021 Convertible Notes are subject to automatic conversion upon the next preferred stock financing (“Conversion upon a Preferred Stock Financing”). In the event of a Conversion upon a Preferred Stock Financing, the Outstanding Amount will be converted into the amount of equity securities sold by the Company in the preferred stock financing, as determined by dividing the Outstanding Amount by the conversion price equal to 80% of the price per share of the securities sold by the Company in the preferred stock financing.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

The 2021 Convertible Notes are subject to mandatory repayment at 150% of the Outstanding Amount upon a Change in Control, which is defined as (i) a merger, consolidation or reorganization that results in the stockholders of the Company owning less than 50% of the voting power of the surviving entity; (ii) any transaction in which greater than 50% of the Company’s voting power is transferred; (iii) the sale or transfer of substantially all of the Company’s assets; or (iv) the exclusive license of all or substantially all of the Company’s intellectual property.

Due to the various conversion and settlement features embedded within the 2021 Convertible Notes, the Company elected to account for the notes under the fair value option. As such, the 2021 Convertible Notes were initially recognized at their determined fair value of $5.7 million on the date of issuance and subsequently remeasured to fair value each reporting period until settlement (See Note 3 — Fair Value Measurement).

In February 2022, in connection with the Series A preferred stock financing, the 2020 Convertible Notes and 2021 Convertible Notes (collectively the “Convertible Notes”) were automatically converted into shares of Series A-1 convertible preferred stock and the convertible notes liability was extinguished. The Convertible Notes together with interest accrued thereon of $6.8 million were converted into 4,710,835 shares of Series A-1 preferred stock, reflecting a conversion price per share of $1.4442. The carrying value of the Convertible Notes of $7.3 million, which reflects the fair value remeasurement of $0.5 million, was reclassified to convertible preferred stock upon extinguishment of the Convertible Notes.

8.	Convertible Preferred Stock

In February 2022, the Company entered into the Series A and Series A-1 Preferred Stock Purchase Agreement with certain investors and sold an aggregate of 5,723,349 shares of Series A convertible preferred stock at $1.8053 per share for gross cash proceeds of $10.3 million and incurred $0.2 million of issuance costs. Concurrently, the Company converted previously issued and outstanding Convertible Notes into 4,710,835 shares of Series A-1 convertible preferred stock.

Convertible preferred stock consists of the following:

	December 31, 2022
	Shares Authorized	Shares Outstanding	Price Per Share	Liquidation Preference	Net Carrying Value
	(in thousands, except share and per share amounts)
Series A	6,755,995	5,723,349	$1.8053	$10,332	$10,148
Series A-1	4,710,835	4,710,835	$1.4442	6,803	7,302
Total	11,466,830	10,434,184		$17,135	$17,450

The Company recorded its Series A convertible preferred stock at the issuance price on the dates of issuance, net of issuance costs. The Series A-1 convertible preferred stock was recorded at fair value at the issuance date (See Note 3 — Fair Value Measurement).

The holders of the Series A and Series A-1 convertible preferred stock have the following rights and preferences:

Dividends

Holders of convertible preferred stock are entitled to receive, when and if declared by the board of directors, noncumulative dividends at the rate of six percent (6%) of the original issue price on shares of convertible preferred stock. If the Company declares, pays or sets aside any dividends on shares of common stock, the holders of convertible preferred stock are entitled to receive dividends at least equal (on an as if converted to common stock basis) to the dividend payable on the Company’s common stock. No dividends have been declared to date.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, as further defined in the Company’s amended and restated certificate of incorporation, the holders of the Series A and Series A-1 convertible preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is made to the holders of the common stock, at an amount per share equal to the greater of: (i) the applicable original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A and Series A-1 convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

If the assets of the Company are insufficient to pay the holders of convertible preferred stock the full amount they are entitled to, the holders of convertible preferred stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be due to such holders. After payment of all preferential amounts required to the holders of shares of convertible preferred stock, the remaining assets of the Company available for distribution will be distributed among the holders of the shares of common stock, pro rata based on the number of shares held by each holder.

Redemption

The convertible preferred stock is not redeemable at the option of the holder.

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder, into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The initial conversion price per share for the Series A and Series A-1 convertible preferred stock is $1.8053 and $1.4442, respectively.

Each share of convertible preferred stock will automatically be converted into shares of common stock at the then effective conversion rate for such share either: (i) upon the closing of the sale of shares of common stock to the public at a price of at least $5.4159 per share in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50.0 million of gross proceeds; or (ii) by vote or written consent of the holders of at least a majority of the then outstanding shares of convertible preferred stock.

The conversion price for each series of convertible preferred stock will be subject to an adjustment in the event of stock split, stock dividend, combination or other similar recapitalization with respect to the common stock. In addition, if the Company should issue convertible preferred stock or common stock without consideration or for a consideration per share less than the conversion price for the convertible preferred stock, the conversion price for each series shall automatically be adjusted in accordance with anti-dilution provisions contained in the Company’s amended and restated certificate of incorporation.

Voting Rights

Each holder of outstanding shares of convertible preferred stock has voting rights equal to the number of whole shares of common stock into which such shares could be converted as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Company’s amended and restated certificate of incorporation, holders of convertible preferred stock shall vote together with the holders of common stock as a single class. Holders of shares of Series A and Series A-1 convertible preferred stock, voting as a separate class, are entitled to elect one director of the Company. Holders of shares of common stock, voting as a separate class, are entitled to elect two directors of the Company. Holders of a majority of the outstanding shares of common stock and convertible preferred stock, voting as a single class on an as-converted basis, are entitled to elect any remaining directors.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Classification

The Company has classified its convertible preferred stock as temporary equity on the balance sheet as the shares can be redeemed upon the occurrence of certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company. The Company has elected not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation will occur.

9.	Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote for the Company’s stockholders. Common stockholders are not entitled to receive dividends unless declared by the Company’s board of directors. No dividends have been declared or paid by the Company since its inception.

The Company has reserved the following shares of common stock for issuance, on an as-converted basis, as follows:

	December 31,
	2022	2021
Convertible preferred stock	10,434,184	—
Options issued and outstanding under 2020 Plan	2,561,889	—
Remaining shares available for issuance under 2020 Plan	4,591,948	85,000
Total	17,588,021	85,000

10.	Stock Based Compensation

2020 Equity Incentive Plan

In February 2020, the Company’s board of directors adopted the 2020 Equity Incentive Plan (the “2020 Plan”) which provides for the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, and restricted stock units to the Company’s employees, directors and consultants. The number of shares reserved for issuance under the 2020 Plan as of December 31, 2021 was 2,425,000 shares. As of December 31, 2022, the number of shares reserved for issuance under the 2020 Plan was increased to 9,125,610 shares.

Awards granted under the 2020 Plan expire no later than ten years from the date of grant. For incentive stock options and non-statutory stock options, the option price shall not be less than 100% of the estimated fair value on the date of grant. Options granted typically vest over a four-year period but may be granted with different vesting terms. The shares of common stock underlying restricted stock awards typically vest over a four-year period.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Stock Option Activity

The following table summarizes option award activity under the 2020 Plan (in thousands, except share and per share amounts):

	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2020	—	$—	—	$—
Granted	1,065,000	0.01
Exercised	(1,065,000)	0.01
Outstanding at December 31, 2021	—	$—	—	$—
Granted	2,561,889	0.41
Outstanding at December 31, 2022	2,561,889	$0.41	9.62	$—
Exercisable at December 31, 2022	1,497,500	$0.41	9.74	$—

The estimated weighted-average grant date fair value of the options granted during the years ended December 31, 2022 and 2021 was $0.33 and $0.00002 per share, respectively.

Aggregate intrinsic value in the above table is calculated as the difference between the Company’s estimated fair value of its common stock and the exercise price of outstanding options. The total intrinsic value of options exercised was immaterial for the year ended December 31, 2021. No options were exercised during the year ended December 31, 2022.

The fair value of stock options granted was estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

	Year Ended December 31,
	2022	2021
Expected term (years)	5.93 – 6.08	6.08
Expected volatility	96.6% – 98.7%	99.5%
Risk-free interest rate	2.38% – 4.17%	1.14%
Expected dividends	—%	—%

The valuation assumptions were determined as follows:

Expected Term — The Company’s expected term represents the period that the options granted are expected to be outstanding. The Company used the simplified method, based on the mid-point between the vesting date and the end of the contractual term, to determine the expected term as the Company does not have stock option exercise history.

Expected Volatility — The expected volatility was determined by examining the historical volatilities for industry peers and using an average of historical volatilities of Company’s industry peers as the Company’s stock is not actively traded on any public markets.

Risk-Free Interest Rate — The risk-free interest rate is based on the constant maturity rate of U.S. Treasury securities as of the date of the grant for time periods approximately equal to the expected term of the award.

Expected Dividend — The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Grants Outside of the 2020 Equity Incentive Plan

During 2020, the Company issued 1,500,000 shares of common stock outside of the Company’s 2020 Plan to its then President and Chief Executive Officer (“2020 CEO”). The shares were issued under the terms of a restricted stock agreement between the Company and such holder, and the unvested shares are subject to repurchase by the Company upon the termination of the holder’s relationship with the Company. The shares vest monthly over a 48-month period based on the holder’s continued service relationship with the Company. In November 2020, the 2020 CEO was terminated and continued to provide service in an advisory role until a new CEO was hired (the “modification”). In May 2021, when a new CEO was hired, the Company exercised its right to repurchase 1,125,000 shares of unvested common stock at the original issuance price. Incremental fair value related to the award modification was immaterial.

Liability for Early Exercise of Stock Options and Unvested Restricted Stock

Early Exercise of Stock Options

As of December 31, 2022 and 2021, there were 243,750 and 1,065,000 shares of common stock issued to the Company’s then President and Chief Executive Officer (“2021 CEO”) that remain unvested. These shares were issued upon the early exercise of stock options granted in 2021 prior to the vesting of the underlying shares and are subject to repurchase by the Company at the original issuance price upon termination of the services received from the holder of the option. During 2022, the 2021 CEO was terminated and the Company exercised its right to repurchase 498,775 shares of unvested common stock at the original issuance price. The Company modified the remaining shares to accelerate the vesting of 266,225 shares and the remaining 300,000 shares will continue to vest as long as the 2021 CEO continues to provide service as a member of the board of directors. The modification resulted in an incremental fair value of $0.2 million, of which $0.1 million was recognized as stock-based compensation immediately and $0.1 million will be recognized over the remaining service period. As of December 31, 2022 and 2021, the Company recorded $2,400 and $10,700, respectively, within accrued liabilities and other noncurrent liabilities associated with options granted to the 2021 CEO that are subject to repurchase by the Company.

Unvested Restricted Stock

As of December 31, 2022 and 2021, there were 435,938 and 754,688 shares of common stock that remain unvested. These shares were issued under the terms of restricted stock agreements prior to the vesting of the underlying shares and are subject to repurchase by the Company at the original issuance price upon termination of the services received from the holder of the restricted common stock. As of December 31, 2022 and 2021, the Company recorded $2,600 and $4,300, respectively, within accrued liabilities and other noncurrent liabilities associated with restricted common stock that are subject to repurchase by the Company.

Stock-Based Compensation Expense

The total compensation cost recognized in the statements of operations associated with all stock-based compensation awards granted by the Company is as follows:

	Year Ended December 31,
	2022	2021
	(in thousands)
Research and development	$13	$—
General and administrative	212	—
Total stock-based compensation expense	$225	$—

As of December 31, 2022, the Company had an aggregate of $0.8 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted average period of 3.6 years.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

11.	Related Party Transactions

The 2020 Convertible Notes (see Note 7 — Convertible Notes), were issued to a related party investor (an entity affiliated with members of the Company’s board of directors) for an aggregate principal amount of $0.8 million. The Convertible Notes were automatically converted into shares of Series A-1 convertible preferred stock in February 2022.

In July 2021, a member of the Company’s board of directors transferred 400,000 shares of common stock originally issued at a purchase price of $0.0001 per share to a related party investor (an entity in which the board member is the President and Chief Executive Officer).

In February 2022, the Company issued Series A convertible preferred stock to a related party investor (an entity affiliated with a member of the Company’s board of directors and an officer of the Company) for aggregate consideration of $8.3 million. See further discussion in Note 8 — Convertible Preferred Stock.

In January and February 2022, the Company entered into a License Agreement and Sponsored Research Agreement with Purdue. The Company’s scientific founder, Dr. Phillip Low, who is also a board member and the largest stockholder of the Company, is the Presidential Scholar for Drug Discovery at Purdue University. In addition, the research and development activities under the agreements are performed at Dr. Low’s laboratory at Purdue University. As of December 31, 2022, the Company had amounts payable to this related party of $0.2 million, of which $0.1 million was included in accrued liabilities and $0.1 million included in other noncurrent liabilities in the accompanying balance sheets. As of December 31, 2021, the Company had amounts payable to this related party of $0.3 million which was included in accrued liabilities in the accompanying balance sheets. See further discussion in Note 4 — License and Other Agreements. During the year ended December 31, 2021, the Company also made a charitable donation to Purdue University of $0.4 million benefiting Dr. Low’s laboratory at Purdue University. The donation was recorded as general and administrative expense in the accompanying statement of operations and comprehensive loss.

12.	Subsequent Events

Management has reviewed and evaluated material subsequent events from the balance sheet date of December 31, 2022 through August 8, 2023, the day the financial statements were available for issuance.

Series A-2 Convertible Preferred Stock Financing

In May 2023, the Company sold 9,890,414 shares of Series A-2 convertible preferred stock at $1.51662 per share to new and existing investors for aggregate gross proceeds of $15.0 million. Each share of Series A-2 convertible preferred stock is convertible into one share of the Company’s common stock. Except for the liquidation preference described below, the rights and privileges of the Series A-2 convertible preferred stock are substantially similar to the rights and privileges of the Series A and Series A-1 preferred stock. In addition, the May 2023 preferred stock issuance triggered the Series A conversion price adjustment feature as provided for in the Company’s amended and restated certificate of incorporation and adjusted the Series A conversion price from $1.8053 to $1.7255. The Company also increased its authorized shares of common stock and convertible preferred stock to 40,000,000 shares and 20,324,598 shares, respectively.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, as further defined in the Company’s amended and restated certificate of incorporation, the holders of convertible preferred stock then outstanding are entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment is made to the holders of the common stock, at an amount per share equal to the greater of: (i)(a) with respect to the Series A-2 convertible preferred stock, one and one-tenth times the original issue price of a share of Series A-2 convertible preferred stock, plus any dividends declared but unpaid thereon, and (b) with respect to the Series A and Series A-1 convertible preferred stock, the applicable original issue price of a share of Series A or Series A-1 convertible preferred stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into common stock immediately prior to such liquidation, dissolution, winding up or deemed liquidation event.

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MORPHIMMUNE INC.

NOTES TO FINANCIAL STATEMENTS

Merger Agreement

In June 2023, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Immunome, Inc. (“Immunome”) and Ibiza Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Immunome. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”). In connection with the Merger, the Company will become a wholly-owned subsidiary of Immunome. Concurrently with the execution and delivery of the Merger Agreement, certain accredited investors (the “PIPE Investors”), entered into subscription agreements with Immunome pursuant to which the PIPE Investors have committed to purchase 21,690,871 shares (the “PIPE Shares”) of Immunome common stock for an aggregate purchase price of $125.0 million. The PIPE Shares will be issued at a price per share equal to (i) $5.75, which was the average closing price of a share of Immunome’s common stock for the five trading days immediately prior to the signing of the subscription agreements, and (ii) in the case of affiliate investors, $5.91, which was the closing price of a share of Immunome’s common stock on the date immediately prior to the signing of the subscription agreements. The purchase of the PIPE Shares is conditioned upon, among other conditions, and will be consummated immediately following, the closing of the Merger.

The Merger Agreement contains certain termination rights. Upon termination of the Merger Agreement in certain circumstances, a termination fee of $3.0 million may be payable by a party, including (i) where such party’s board of directors changes or withdraws its recommendation in favor of the Merger or recommends to enter into an alternative transaction and (ii) in certain circumstances where such party enters into a Subsequent Transaction (as defined in the Merger Agreement) within 12 months of the termination of the Merger Agreement, to the other party. The Company and Immunome have also agreed to reimburse the other party for up to $1.5 million in expenses, as applicable, if the Merger Agreement is terminated in certain circumstances, as further described in the Merger Agreement.

In March 2023, the Board of Directors appointed Clay Siegall as the Company’s CEO and President.

In February 2023, the Company entered into a sublease agreement to sublease approximately 3,837 square feet of lab space in West Lafayette, Indiana (the “Sublease Agreement”) that expires on December 30, 2023. The rent for the Sublease Agreement consists of monthly payments of $6,000.

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